Exhibit 10.4
ADDENDUM

Made this 14th day of January, 2010

To Agreement dated December 15, 2009 between Infrastructure Materials Corp., Canadian Infrastructure Corp., and Todd Montgomery (the Agreement).

Whereas the parties anticipated that all conditions would be met and the closing finalized on or before January 1, 2010; and

Whereas the parties to the Agreement agree to extend the date to allow further time.

Now therefore the parties to the Agreement agree as follows:

The date of Closing and completion of the escrow conditions, where referred to in the Agreement, shall be extended to take place on or before February 15, 2010, or such other date as the parties may agree.

All other terms and conditions of the Agreement shall remain the same and time shall remain of the essence.

This Addendum may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Execution and delivery of this Addendum by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such facsimile copies shall constitute enforceable original documents.

In Witness whereas the parties have executed this Addendum as of the first date written above.

Infrastructure Materials Corp.

By:	/s/ Mason Douglas
Mason Douglas

Canadian Infrastructure Corp.

By:	/s/ Todd Montgomery
Todd Montgomery

/s/ Todd Montgomery
Todd Montgomery